Exhibit 10.59
July 18, 2019

Ms. Bonnie Brooks

Dear Bonnie:

It is with great pleasure that we offer you the opportunity to continue with Chico’s FAS, Inc. as our CEO and President. Please let this letter serve as an offer to be employed by Chico’s FAS, Inc. as CEO and President and your acceptance of that offer. The following will outline the specifics:

Position:            Chief Executive Officer and President (“CEO”) of Chico’s FAS, Inc.

Reports to:       Chico’s FAS, Inc.’s Board of Directors

Start Date:       Upon receipt of work authorization. Until that date, you will continue to serve as the Company’s interim CEO and President under the Professional Services Agreement dated as of April 24, 2019. The Professional Services Agreement will terminate immediately prior to your start date as CEO and President, and the monthly fees provided under that agreement will cease and be prorated to reflect your start date and the termination of that agreement.

Base Salary:     $1,200,000.00 annually
Position:
In your capacity as CEO and President, you will be the highest reporting officer in Chico’s. Your authority and duties will be commensurate with those customarily exercised by the chief executive officer of a company. Your specific duties will include stabilizing the Company and management team, position the Company for sustained growth, and other duties to be determined by Chico’s FAS, Inc.’s Board of Directors.
You will be expected to devote your full working time to the successful conduct of the business of Chico’s; provided, however, you may serve on up to two outside boards of directors or trustees for private companies or organizations upon approval of the Chico’s FAS, Inc.’s Board of Directors in the case of changes to such outside board service. You are permitted to work remotely, from time-to-time, subject to the needs of the business.
Incentive Cash Bonus:
Annual target of 150% of base salary, contingent upon the achievement of corporate and brand financial objectives under the existing plan. For the FY19 performance period (February 2019 to January 2020), you will be eligible for a pro-ration based on the time period you serve as CEO based on your annualized FY19 base salary; no minimum guarantee amount.

The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified by the Board of Directors from time to time. All payouts are based on fiscal year business results and can vary from zero (0) to a maximum of 200% of your target bonus potential (300% of base salary earned). Bonus is typically paid in March, after the conclusion of the fiscal year.

Equity Grants:
Following your commencement of employment with Chico’s, you will receive an equity award as follows:

Grant Date: Within 30 days after receipt of work authorization.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Grant Amount: 1,750,000 shares, with 40% in the form of time-vesting restricted stock that vests in equal installments over four years (“RSA”) and 60% in the form of performance share units with a performance period that begins with the third quarter of fiscal 2019 and ends at the end of the fourth quarter of fiscal 2021 (“PSU”), as further described on Exhibit A hereto. The RSA and PSU awards are subject to approval by the Human Resources, Compensation and Benefits Committee of the Chico’s FAS, Inc. Board of Directors (“HRCBC”) on or before the Grant Date and will be set forth in award agreements entered into between you and the Company detailing all vesting provisions and other terms of the awards including the performance metrics of the PSU. This grant is intended to cover both fiscal 2019 and 2020 LTI awards. This front-loaded award provides a strong incentive to stabilize Company performance and the management team and re-ignite growth.
You will be eligible for additional equity awards beginning in March 2021 at the discretion of the HRCBC.
Time Off:
You will be eligible for 23 days of Paid Time Off (PTO) for each full calendar year of employment. This is an accrued benefit that you start to earn on your start date. In addition, Chico’s FAS, Inc. currently observes six paid holidays and two floating days of your choice.

Upon your start date, you will also be eligible to participate in Chico’s FAS, Inc. comprehensive benefits program outlined below:

Group Insurance Program:
Medical/Dental/Vision Plans
Eligibility Date: Effective your first day of active employment

Life Insurance:
The company provides term insurance equal to 1X your base salary as well as accidental death and dismemberment insurance equal to 1X your base salary ($500,000 maximum). Supplemental insurance is available for purchase.
Eligibility Date: Effective your first day of active employment

Short and Long Term Disability:
The company provides short and long term disability benefits.
Eligibility Date: Effective your first day of active employment

401(k) Plan:
You may participate with an eligible deferral of your compensation (subject to an IRS maximum), with a company match of 50% of your deferral. Your 401(k) contributions may be subject to additional limitations under federal regulations.  You will be able to roll over existing qualified funds immediately.
Eligibility Date: After 6 months of employment
Deferred Compensation:
You will be eligible to participate in our Deferred Compensation Plan. You will have the opportunity to defer pre-tax compensation (less applicable FICA/Medicare tax withholding). You may defer up to 80% of your base salary payable during the current calendar year with a company match of 50% on the first 2.5% you defer, and up to 100% of your bonus for the applicable fiscal year.
Eligibility Date: Deferral available upon hire and 30-day enrollment period
Employee Stock Purchase Plan:
You will have an opportunity to purchase Chico’s FAS, Inc. stock directly from the company, two times a year, during the March and September Offering Periods.
Eligibility Date: First Offering Period following 6 months of employment
Executive Benefits
Disability Income Protection:

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

As an officer, you will be eligible for Chico’s FAS, Inc.’s Supplemental Disability Insurance program after 90 days of employment. This program provides an increased level of income protection should you become totally disabled. Full details of the program will be provided by the Benefits Department.

Annual Physical:
As an officer, you are eligible to have one company paid physical per year at the Mayo Clinic in Jacksonville, FL as part of our Health and Wellness program.

Executive Severance Plan:
As a qualifying executive, you are eligible for severance benefits pursuant to the attached Chico’s FAS, Inc. Officer Severance Plan.

The items listed above are covered by various benefit plans. Such benefit plans may be modified from time to time. In the event this offer letter conflicts with the terms of a benefit plan document or summary plan description, the terms of the plan document or summary plan description will control.
Child Care:
Chico’s FAS, Inc. is pleased to provide an early education and child development center located on campus. The center is operated by Bright Horizons Family Solutions Inc., a best in class child care provider. The center accommodates children from ages 6 weeks to 5 years. Summer program options are also available for children ages 5 to 12.
Chico’s Clinic:
You will have access to Chico’s Viva Verna Clinic, which is available to all associates and their spouses. The on-site clinic offers no cost and low-cost appointments for wellness checks, sick visits and lab work. Marathon Health operates the clinic with a staff of nurse practitioners and other providers.
Associate Discount:
You will be eligible for the Chico’s associate discount, which is generally 40% off the retail price for all Chico’s product at all 3 Chico’s Brands (Chico’s, WHBM, Soma), whether purchased on-line or in store. This discount may not apply to all products and all purchases.
Relocation Benefits:
Chico’s will reimburse you for relocation costs you incur with respect to any move to Florida, based on Chico’s Tier 1 relocation policy and subject to repayment as described in such policy. Your relocation benefits include company-provided housing for a minimum of four months, with any extensions subject to agreement of the parties. During your employment we will further arrange and pay for reasonable air travel between our offices and your primary residence up to once per month.
Restrictive Covenants:
Your employment is conditioned on your signing a restrictive covenant agreement with the Company covering the following: non-competition and non-solicitation in effect for 2 years following termination of employment; reasonable ongoing cooperation in effect for 5 years following termination of employment; and confidentiality and non-disparagement covenants in effect for perpetuity.
At-Will Employment:
Your employment with Chico’s is “at will.” That means that either you or the Company are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of your employment. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
If your employment is terminated for any reason other than appointment of a new Chief Executive Officer, you will offer to resign from the Board, and the Board will not be obligated to nominate you for re-election to the Board.
This letter contains the terms and conditions of our offer of employment to you and supersedes and cancels any prior or contemporaneous written or verbal agreements.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Please indicate your acceptance of the above by signing below and returning to my attention.

Sincerely,

/s/ David F. Walker

David F. Walker
Chairman, Board of Directors
Chico’s FAS, Inc.

Accepted By:     /s/ Bonnie Brooks
    Bonnie Brooks

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

Exhibit A to Offer Employment Letter for Bonnie R. Brooks (July 18, 2019)

Restricted Stock Award
•700,000 time-based restricted shares
•    Granted under Amended & Restated 2012 Omnibus Plan

•	Vests 1/4 on each of 1st, 2nd, 3rd and 4th anniversaries of grant date, subject to earlier forfeiture or vesting as described below

o	Proposed vesting period is longer than CHS’ standard RSA vesting (3-year ratable) in recognition of front-loaded nature of the grant
•    Dividends to be paid currently during the vesting period, similar to CHS’ standard RSAs

•
If CEO service ends due to appointment of successor CEO, vesting continues based on continued service as a director, subject to forfeiture for non-compliance with restrictive covenants during the vesting period

o	Continued vesting ensures that the executive continues to be exposed to changes in CHS stock price following termination of employment as CEO
•    If before 4th anniversary of grant date:

◦	Death or Disability - Vesting accelerates on RSAs scheduled to vest in the next 12 months

o	Following Appointment of a New Chief Executive Officer, Stands for Re-election but not Elected – Vesting accelerates on RSAs scheduled to vest in the next 12 months

o
Change in Control (CIC) – Vesting accelerates on all unvested shares if (a) the continuing entity fails to assume and replace the awards, or (b) the executive is terminated without cause or voluntarily terminates with good reason within the 24-month period following the CIC or (c) if employment has terminated prior to CIC, the executive is not appointed to the Board of the continuing entity

o	All Other Terminations of Employment or Director Service - Unvested RSAs are forfeited

•	Performance Share Units

o	Two PSU awards with identical terms and vesting provisions, totaling 1,050,000 target units:

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

o	PSU for 350,000 target units granted under 2012 Omnibus Plan (max. payout: 525,000 shares)

o	PSU for 700,000 target units granted outside of 2012 Omnibus Plan, in reliance on employment inducement award exemption contained in NYSE Rule 303A.08. (max. payout 1,050,000 shares)

o	Performance Period – Q3 Fiscal 2019 to end of Fiscal 2021 (30 months)

o	Minimum Performance Requirement (MPR) – Must achieve four quarters of positive comparable sales growth (on combined Company basis) during the Performance Period to be eligible to vest in any PSUs

o
Performance Measures, Goals and Vesting – If the Minimum Performance Requirement is achieved, number of PSUs earned based on highest “stock price” (defined below) achieved during the last 15 months of the Performance Period

Performance Level	Highest Stock Price Achieved	% of Target PSUs Vesting
Outstanding	$10.00 or Higher (Which is the current ≈ 52 week high)	150%
Target	$7.50	100%
Threshold	$5.00	50%
Below Threshold	<$5.00	0%

o	Payout for intermediate “stock prices” determined based on straight line interpolation

o	“Stock price” = 20-trading day average closing stock price

o	Subject to exceptions below, vesting/payout of PSUs (to the extent earned) occurs on March 1, 2022

o	Vested PSUs will be paid in shares of CHS stock

o	Dividend equivalents will be accumulated during the Performance Period and paid in cash based on the number of PSUs that vest

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

o
Termination of Employment following Appointment of a New Chief Executive Officer of the Company– Vesting continues subject to continued service on the Board and compliance with restrictive covenants during Performance Period; vesting based on actual performance without pro-ration for CEO service

o	Death or Disability - Vesting continues; vesting based on actual performance and pro-rated based on number of months of service during the Performance Period

o
Following Appointment of a New Chief Executive Officer, Stands for Re-election but not Elected – Vesting continues; vesting based on actual performance and pro-rated based on number of months of service during the Performance Period

o	Change in Control - PSUs will be converted to time-based restricted stock units that cliff-vests at the end of the Performance Period, as described below and subject to 409A requirements

▪	Conversion – Based on stock price performance using the CIC price; Minimum Performance Requirement will be waived

▪
Accelerated Vesting – Converted awards will be fully vested if (a) the continuing entity fails to assume and replace the awards, or (b) the executive is terminated without cause or voluntarily terminates with good reason within the 24-month period following the CIC or (c) if employment has terminated prior to CIC, the executive is not appointed to the Board of the continuing entity

o	All Other Termination of Employment or Director Service Scenarios – Unvested PSUs are forfeited

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200